March 5, 2002




Sanguine Corporation
101 East Green Street, Suite 11
Pasadena, California 91105

Attention:     Thomas C. Drees, Ph.D., President

Re: Engagement Letter to perform legal services for Sanguine Corporation, a Nevada corporation (the "Company")

Dear Mr.  Drees:

          This letter will set forth the proposed terms of our firm's engagement for present and future legal services until other cash arrangements are made between the undersigned and Sanguine Corporation, a Nevada corporation.

          In accordance with my letter to you on February 28, 2002, I am willing to work with you on your fees, receiving from your funding proceeds of $25,000 an amount of $17,500 that shall be used to pay any "capital raising" services first.

          Then, I am willing to accept a warrant to acquire 500,000 shares of your common stock at the lower of $0.08 per share or the five day average of the bid prices for your common stock on the OTC Bulletin Board of the NASD on the end of each monthly billing period. The warrant can be paid in cash or services related to the Form S-3 Registration Statement, the 8-K Current Report regarding Ascendiant LLC Exclusive License Agreement, the 8-K Current Report regarding the funding, the 10-KSB Annual Report for the year ended December 31, 2001, and the SB-2 Post Effective Amendment and such other matters as we may agree upon. The shares underlying these warrants shall be included in the planned S-3 Registration Statement, at no cost to me, and the warrants shall, other than the price, be in the same form as those granted to Ascendiant principals.

          You will be required to carefully review and sign the Form S-3 Registration Statement, the 8-K Current Report regarding Ascendiant LLC, the 8-K Current Report regarding the funding, the 10-KSB Annual Report for the year ended December 31, 2001, and the SB-2 Post Effective Amendment, and you will be personally liable for any misstatements of a material fact or omissions to state any material fact required to be stated therein to make the statements made not misleading. In this respect, the Company will be required to indemnify and hold us harmless from and against any liabilities in this respect to which we may become subject as a result of any misstatement or omission, and the execution and delivery of this Engagement Letter confirms that obligation. Therefore, it is very important that you review these filings carefully, especially with respect to business and all related headings, products, risk factors, competition and the like.

          At such time as the $17,500 has been expended, and all warrants have been exercised for fees or cash or fees shall have been otherwise paid, we will negotiate another Engagement Letter for other services.

          You are aware that both Branden T. Burningham, Esq. and I are current stockholders of the Company. Although we do not believe that we will be asked to give any advice that would result in a conflict as a result of this engagement, we ask that you waive any conflict in this respect, with the understanding that you may wish to have other counsel independently review our work on your behalf. You must also understand that the shares of common stock that you have previously issued to us or those underlying the aforesaid warrants may end up being worth much more than the fees that we have or will charge for the legal services resulting in the issuance of these shares, especially, if your efforts are successful.

          If this is acceptable, please sign below, sign and Federal Express the original warrant form and I will provide the necessary billings as services are rendered, monthly, commencing at the end of February, 2002. It is understood that no warrants will be exercised until the S-3 Registration Statement is effective.

          Thank you very much.

                              Yours very sincerely,


                              /s/Leonard W. Burningham
                              Leonard W. Burningham

LWB


Accepted this 15 day of March, 2002.

SANGUINE CORPORATION


By/s/Thomas C. Drees
     Thomas C. Drees, Ph.D., President


Approved By the Unanimous Consent of the Board of Directors in Accordance with Nevada Law:

Date: 3/15/02.                /s/Thomas C. Drees
                              Thomas C. Drees, Ph.D., MBA

Date: 3/15/02.                /s/Anthony G. Hargreaves
                              Anthony G. Hargreaves

Date: 3/15/02.                /s/Edward L. Kunkel
                              Edward L. Kunkel, Esq.

Date: 3/15/02.                /s/David E. Nelson
                              David E. Nelson